The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: Guarantor: Minimum Denomination: Indices: Pricing Date: Observation Date: Maturity Date: Contingent Digital Return: JPMorgan Chase Financial Company LLC JPMorgan Chase & Co. $1,000 S&P 500® Index and Dow Jones Industrial Average IndexMay 8, 9443November 8, 2021November 12, 2021At least 14.75%* Contingent Buffer Amount: 20.00% Payment At Maturity: CUSIP: Preliminary Pricing Supplement: If the Final Value of each Index is greater than or equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Contingent Digital Return) If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + $1,000 x (Lesser Performing Index Return) If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity. 48132KYM1https://sp.jpmorgan.com/document/cusip/48132KYM1/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 14.75%.** Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Final Value of Lesser Performing Index Lesser Performing Index Return Total Return on the Notes 150.00 50.00% 14.75% 130.00 30.00% 14.75% 120.00 20.00% 14.75% 110.00 10.00% 14.75% 105.00 5.00% 14.75% 100.00 0.00% 14.75% 95.00 -5.00% 14.75% 90.00 -10.00% 14.75% 80.00 -20.00% 14.75% 79.99 -20.01% -20.01% 70.00 -30.00% -30.00% 60.00 -40.00% -40.00% 50.00 -50.00% -50.00% 40.00 -60.00% -60.00% 20.00 -80.00% -80.00% 0.00 -100.00% -100.00% North America Structured Investments 1.5yr SPX/INDU Contingent Buffered Digital Notes Hypothetical Total Returns**

Selected Risks •Your investment in the notes may result in a loss. The notes do not guarantee any returnof principal. •Your maximum gain on the notes is limited to the Contingent Digital Return. •Your ability to receive the Contingent Digital Return may terminate on the ObservationDate. •Any payment on the notes is subject to the credit risks of JPMorgan Chase FinancialCompany LLC and JPMorgan Chase & Co. Therefore the value of the notes prior tomaturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. •You are exposed to the risk of decline in the level of each Index. •Your payment at maturity will be determined by the Lesser Performing Index. •The benefit provided by the Contingent Buffer Amount may terminate on the ObservationDate. •No interest payments, dividend payments or voting rights. •JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500®Index. •The notes are subject to the risks associated with small capitalization stocks. •As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independentoperations and has limited assets. Selected Risks (continued) •The estimated value of the notes will be lower than the original issue price (price to public) ofthe notes. •The estimated value of the notes is determined by reference to an internal funding rate. •The estimated value of the notes does not represent future values and may differ fromothers’ estimates. •The value of the notes, which may be reflected in customer account statements, may behigher than the then current estimated value of the notes for a limited time period. •Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer topurchase the notes in the secondary market but is not required to do so. The price, if any, atwhich JPMS will be willing to purchase notes from you in the secondary market, if at all, mayresult in a significant loss of your principal. •Potential conflicts: We and our affiliates play a variety of roles in connection with theissuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline. •The tax consequences of the notes may be uncertain. You should consult your tax adviserregarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-236659 and 333-236659-01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com North America Structured Investments 1.5yr SPX/INDU Contingent Buffered Digital Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.